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                                                                  EXHIBIT 99.1



                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 4, 1997, and as adjusted to reflect the sale of the shares offered hereby, by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) by all executive officers and directors as a group. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable.

                                                        BENEFICIAL                           BENEFICIAL
                                                        OWNERSHIP                            OWNERSHIP
                                                    PRIOR TO OFFERING       NUMBER       AFTER OFFERING(1)
                                                   --------------------    OF SHARES    --------------------
                                                   NUMBER OF                 BEING      NUMBER OF
                     NAME                           SHARES      PERCENT     OFFERED      SHARES      PERCENT
Rajendra B. Vattikuti(2).......................    5,942,275     92.2%      400,000     5,542,275     55.4%
JF Electra (Mauritius) Limited(3)..............      552,632      7.9%      200,000       352,632      3.5%
Timothy S. Manney..............................      267,402      4.1%       60,000       207,402      2.1%
Douglas S. Land(4).............................      223,430      3.5%       40,000       183,430      1.8%
Daniel S. Rankin(5)............................       74,279      1.1%        --           74,279      *
Frank D. Stella(6).............................        4,952      *           --            4,952      *
Nanjappa S. Venugopal..........................       --          --          --           --          --
Roy Ely........................................       --          --          --           --          --
Jennifer Grey..................................       --          --          --           --          --
All directors and executive officers as a group
  (8 persons)..................................    6,512,338     99.8%      500,000     6,012,338     59.7%

-------------------------
 *  Less than 1%.

(1) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 555,000 shares of Common Stock from the following Selling Shareholders: Rajendra Vattikuti - 435,000; JF Electra - 50,000; Timothy Manney - 30,000; and Douglas Land - 40,000.

(2) The address of Mr. Vattikuti is c/o Complete Business Solutions, Inc., 32605 West Twelve Mile Road, Suite #250, Farmington Hills, Michigan 48334.

(3) The address of JF Electra is 4/F Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius. Represents shares to be received by JF Electra upon conversion of its shares of stock in CBS Mauritius into shares of Common Stock of the Company.

(4) Does not include 14,261 shares transferred to certain family members. Mr. Land disclaims beneficial ownership of such shares.

(5) Consists of 74,279 shares subject to options which are exercisable beginning on April 24, 1997.

(6) Consists of 4,952 shares subject to currently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share. The following description of the capital stock of the Company is a summary, and as such, does not purport to be complete and is subject, and qualified in its entirety by reference to, the more complete descriptions contained in the Restated Articles of Incorporation of the Company, as amended (the "Articles"), and the Bylaws of the Company, as amended (the "Bylaws"), copies of each of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The Company currently has outstanding 6,447,368 shares of Common Stock and no shares of Preferred Stock. Upon completion of this offering, the Company will have 10,000,000 outstanding shares of Common Stock and no outstanding shares of Preferred Stock. As of February 4, 1997, there were nine record holders of Common Stock.

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COMMON STOCK

     The Company's authorized common stock consists of 30,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matter submitted to a vote of shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, subscription or redemption rights, and there are no conversion or similar rights with respect to such shares. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 1,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock. See "Risk
Factors -- Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 10,000,000 shares of Common Stock outstanding. See "Capitalization." Of these shares, the 3,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. All of the remaining shares of Common Stock are restricted securities (the "Restricted Shares") within the meaning of Rule 144 ("Rule 144") under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption offered by Rule 144.

     The Company's current shareholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days after the effective date of this offering (the "Lock-Up Period") without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Because of these restrictions, on the date of this Prospectus, none of the shares, other than the 3,700,000 shares offered hereby, will be eligible for sale. Beginning after the expiration of the Lock-Up Period (or earlier upon the prior written consent of DLJ), 5,933,107 of the Restricted Shares may be sold in the public market subject to Rule 144.

     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, one (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including a person who may be deemed an Affiliate of the Company, may sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company (100,000 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about

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